NOTICE TO SHAREHOLDERS

At a special meeting of shareholders on December 3, 2002, fund shareholders approved the following proposals:

o ELECT TRUSTEES FOR THE FUND. The individuals listed in the table below were elected as trustees for the fund. All trustees served as trustees to the fund prior to the shareholder meeting.

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            TRUSTEE                   FOR          WITHHELD      PERCENTAGE FOR
------------------------------- --------------- -------------- -----------------
------------------------------- --------------- -------------- -----------------
JOHN J. BRENNAN                  5,414,818,614     88,797,190           98.4%
------------------------------- --------------- -------------- -----------------
------------------------------- --------------- -------------- -----------------
CHARLES D. ELLIS                 5,412,003,469     91,612,335           98.3
------------------------------- --------------- -------------- -----------------
------------------------------- --------------- -------------- -----------------
RAJIV L. GUPTA                   5,398,661,281    104,954,523           98.1
------------------------------- --------------- -------------- -----------------
------------------------------- --------------- -------------- -----------------
JOANN HEFFERNAN HEISEN           5,412,165,347     91,450,457           98.3
------------------------------- --------------- -------------- -----------------
------------------------------- --------------- -------------- -----------------
BURTON G. MALKIEL                5,399,612,428    104,003,376           98.1
------------------------------- --------------- -------------- -----------------
------------------------------- --------------- -------------- -----------------
ALFRED M. RANKIN, JR.            5,414,797,508     88,818,296           98.4
------------------------------- --------------- -------------- -----------------
------------------------------- --------------- -------------- -----------------
J. LAWRENCE WILSON               5,401,021,994    102,593,810           98.1
------------------------------- --------------- -------------- -----------------

o CHANGE THE FUND'S POLICY ON INVESTING IN OTHER MUTUAL FUNDS. This change enables the fund to invest its cash reserves in specially created money market and short-term bond funds. This new cash management program, which is similar to those of other large mutual fund complexes, should help the fund to achieve greater diversification and to earn modestly higher returns on its cash reserves. The fund will need Securities and Exchange Commission approval before implementing this new cash management program.

------------- ------------- ----------------- --------------- -------------
       FOR        AGAINST        ABSTAIN            BROKER       PERCENTAGE
                                                   NON-VOTES        FOR
------------- ------------- ----------------- --------------- -------------
------------- ------------- ----------------- --------------- -------------
4,876,986,835   295,368,959    163,322,831        167,937,180       88.6%
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o    CHANGE THE FUND'S POLICY ON BORROWING  MONEY.  This change enables the fund to take advantage of certain investment opportunities that do not involve leverage or a change to the fund's objective or risk profile.

------------- ------------- -------------- -------------- ----------------
    FOR           AGAINST       ABSTAIN         BROKER      PERCENTAGE
                                               NON-VOTES        FOR
------------- ------------- -------------- -------------- ----------------
------------- ------------- -------------- -------------- ----------------
4,766,792,243   364,455,003   204,431,379     167,937,180           86.6%
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NOTE: Vote tabulations are rounded to the nearest whole number.